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                        COMPANY:  WORLD OF SCIENCE, INC.
                                  TICKER: WOSI
                                 EXCHANGE:  NMS

                                FORM-TYPE:  10-Q
          Exhibit 11.  Statement re Computation of Per Share Earnings


                        FILING-DATE:  September 15, 1998

                                   Exhibit 11

                             WORLD OF SCIENCE, INC.
                       COMPUTATION OF PER SHARE NET LOSS
                     (In thousands, except per share data)

                                                                                      QUARTER ENDED
                                                                                      -------------
BASIC LOSS PER SHARE:                                                    AUGUST 1, 1998             AUGUST 2, 1997
                                                                         --------------             --------------
Net loss                                                                    $(1,177)                   $ (864)

Weighted average common shares outstanding                                    5,080                     3,880

Basic loss per share                                                        $ (0.23)                   $(0.22)
                                                                            =======                    ======

DILUTED LOSS PER SHARE:

Net loss                                                                    $(1,177)                   $ (864)

Weighted average common shares outstanding                                    5,080                     3,880

Diluted loss per share                                                      $ (0.23)                   $(0.22)
                                                                            =======                    ======
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